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                                                                    EXHIBIT 99.1

BOUNDLESS MOTOR SPORTS RACING, INC. ANNOUNCES NEW CAPITAL INVESTMENT BY INSTITUTIONAL INVESTORS

NORMAN, Okla., Jul 30, 2004 (BUSINESS WIRE) -- Boundless Motor Sports Racing, Inc. [BMSR] (Boundless) announced today it closed on $12,934,000 in funding from institutional investors through the sale of Series A Convertible Preferred Stock with a Conversion Price of $2.70 Per Share. In connection with the purchase of the Series A Convertible Preferred Stock, the purchasers were issued 3,832,296 common stock purchase warrants with an exercise price of $3.00.

The company also announced that is has closed the Dirt Motorsports acquisition as well today.

In addition, the company has settled all differences with Ted Johnson (the Johnson Group) of all money owed and due under the World of Outlaws acquisition.

"This capital will allow us to continue to execute on the business plan that we developed during the past year," said Paul A. Kruger, Chairman and CEO. "The institutional investors are committed to assisting Boundless achieve the goals we've set."

"Our management team has been focused on moving forward since day one," continued Kruger. "We've faced some challenges, but I believe we've reached a major turning point in our history. Now we can concentrate our efforts on building a racing and sports entertainment company and help our drivers and team owners achieve their goals, in addition to providing our sponsors the exposure and attention they deserve. Our fans will love the new things on the horizon." For complete details related to the Series A Financing please refer to the Company's form 8-K, which the Company intends to file with the SEC next week.

Based in Norman, Okla., Boundless is a racing and sports entertainment company. Boundless is currently pursuing the acquisition of dirt motor sports racing sanctioning organizations, promotional organizations and racetracks in the United States.

For further information on Boundless or this press release contact Terri Metzger, Public Relations at 405-360-5047 Ext. 113, email press@boundlessracing.com, or visit our corporate web site at www.boundlessmotorsportsracing.com. For more information about the World of Outlaws visit www.theworldofoutlaws.com and www.WoOLMS.com.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.